      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2000
                              REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  RMI.NET, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                              04-3153858
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             CHRISTOPHER J. MELCHER
                                  RMI.NET, INC.
                        999 EIGHTEENTH STREET, SUITE 2201
                             DENVER, COLORADO 80202
                                 (303) 672-0700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                    COPY TO:
                               JEFFREY M. KNETSCH
                              J. DAVID HERSHBERGER
                         BROWNSTEIN HYATT & FARBER, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 223-1100

                                   ----------

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

================================================================= ============================ ================
                     Title of Each Class of                             Proposed Maximum          Amount of
                   Securities to be Registered                    Aggregate Offering Price (1) Registration Fee
----------------------------------------------------------------- ---------------------------- ----------------
Debt Securities, Preferred Stock, Common Stock and Warrants(2)           $30,000,000.00           $7,920.00
================================================================= ============================ ================

(1) The maximum aggregate offering price of Debt Securities, Preferred Stock, Common Stock and Warrants (collectively the "Securities") registered hereunder will not exceed $30,000,000.00. Pursuant to Rule 457(o), the registration fee is calculated on the aggregate maximum offering price of all of the Securities registered and does not specify information about the principal amount, the number of shares or other denominations of Securities registered.

(2) Includes an indeterminate principal amount of Debt Securities, an indeterminate number of shares of Preferred stock, an indeterminate number of shares of Common Stock, and an indeterminate principal amount of Debt Securities, or number of shares of Preferred Stock or Common Stock as may be issued upon conversion of, or in exchange for, or upon exercise of convertible or exchangeable Debt Securities, Preferred Stock or Warrants (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                   SUBJECT TO COMPLETION. DATED JULY 24, 2000.

                                  RMI.NET, INC.

                         UP TO $30,000,000 OF SECURITIES

         RMI.NET, Inc. may offer from time to time up to $30,000,000 of the following types of securities:

         o debt securities, which may be senior debt securities, senior subordinated debt securities, or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

         o        shares of preferred stock;

         o        shares of common stock; or

         o warrants to purchase debt securities, preferred stock, or common stock.

         The securities may be offered separately, in series, or together in any combination. We will provide a prospectus supplement each time we issue securities that will inform you about the securities to be issued and the specific terms of the offering. Where applicable, the prospectus supplement will also contain information about any listing of the securities on a national securities exchange. The supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

         Our common stock is traded on the Nasdaq National Market under the symbol "RMII." On July __, 2000, the average of the high and low price for our common stock was $_____ per share.

         See "Risk Factors" beginning on page 2 to read about factors you should consider before you invest.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July ___, 2000.

                               PROFILE OF RMI.NET

         RMI.NET began offering Internet access services in 1994 and has grown from a regional Internet service provider into a premier nationwide e-Commerce, Web Solutions, and connectivity services provider for small and medium-sized business enterprises, as well as dial-up residential customers and DSL customers. We monitor and control our network through our Network Operations Center in Denver, Colorado. Through our nationwide network of owned and leased dial-up access sites, customers are able to access the Internet in 100% of the strategic marketing areas in the United States via a local telephone call. Our current customer base has grown to approximately 8,000 business customers and over 100,000 dial-up customers. We offer our customers access to value-added Web services, including:

         o        Web site hosting, production, marketing, and training;

         o a Web Portal constructed to provide multiple services, including an online search engine with a large reference database, an audio feed, a stock quote service, and additional content; and

         o        several e-Commerce products and services.


         We have built a portfolio of products, services, and skill sets to develop and deliver comprehensive Internet solutions to small and mid-size businesses. Based on our belief that a growing number of businesses and consumers will demand that one company provide all of their e-Commerce/Web Solution and connectivity needs, we plan to continue to add products and services to our portfolio. We refer to our strategy as a "One Point-of-Contact" solution delivery model.

         Our customer service philosophy is to understand our customers' needs so well that we develop and deliver a very high level of value-added services and after-sales support. We believe that highly differentiated customer service and technical support is a key competitive asset in the industry, and the ISP sector in particular. Because the Internet is an evolving and complex medium, customers require significant technical support. Consequently, we have developed a comprehensive strategy to attain maximum customer satisfaction and loyalty.

         On March 17, 2000, we entered into definitive agreements to acquire all of the outstanding common stock of Internet Communications Corporation, a telecommunications and network communications company, headquartered near Denver in Greenwood Village, Colorado.

         Our executive offices are located at 999 Eighteenth Street, North Tower, Suite 2201, Denver, Colorado 80202 and our telephone number at that address is (303) 672-0700. We also maintain an Internet site on the World Wide Web at http://www.rmi.net. Information contained on our Web site is not, and should not be deemed to be, a part of this prospectus.


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



                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision.

WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE OUR INCEPTION, AND EXPECT FUTURE LOSSES

         We started our business in 1993 and began offering Internet access services in 1994. We have incurred operating losses in every year of our existence. We incurred net losses of $2.3 million for the year ended December 31, 1996, $4.2 million for the year ended December 31, 1997, $10.7 million for year ended December 31, 1998, and $24.9 million for the year ended December 31, 1999. In the first quarter of 2000, we incurred a net loss of $7.4 million. As of March 31, 2000, we have an accumulated deficit of $50.0 million. We may never be profitable.

         In 1998, a proposed merger transaction with Internet Communications Corporation and related financing transactions were terminated. On March 17, 2000 we again reached an agreement to acquire Internet Communications Corporation. However, claims by third parties unrelated to Internet Communications Corporation allegedly arising from the terminated 1998 merger remain outstanding. We have not agreed that we are responsible for these claims and have consistently disputed their validity. As a result, we recorded costs, expenses, and related fees of approximately $6.1 million. Of this amount, approximately $4.2 million relates to warrants that we issued. Although we are attempting to agree on a resolution of these disputes that is satisfactory to all parties, we cannot assure that we will be able to reach an agreement with all parties. We do not currently have the ability to pay all of these expenses.

IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, WE WILL NOT BE ABLE TO MAINTAIN OUR CURRENT LEVEL OF OPERATIONS OR PURSUE GROWTH OPPORTUNITIES

         We intend to expand or open new access sites or make other capital investments as dictated by customer demand and strategic considerations. To open new dial-up access sites, known in our industry as points of presence or POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to expand our customer base nationwide, we will have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

         o        fund growth, operating losses, and increased expenses;

         o        implement our acquisition strategy;

         o take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; and

         o respond to unanticipated developments or competitive pressures.

We will require additional funds through equity, debt, or other external financing in order to fund our current operations and to achieve our business plan. We cannot assure that any additional capital resources will be available to us, or, if available, will be on terms that will be acceptable to us. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available or are not available on acceptable terms, our ability to execute our business plan and our business could be materially and adversely affected.

WE FACE INTENSE COMPETITION, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE OR BE FORCED TO REDUCE PRICES

         We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing, and other resources than we have. We compete directly or indirectly with the following categories of companies:

         o established online services, such as America Online, the Microsoft Network, CompuServe, and Prodigy;

         o local, regional, and national Internet service providers, such as Earthlink, Network, Internet America, PSINet, and Verio;

         o national telecommunications companies, such as AT&T, WorldCom, Sprint, and GTE;

         o regional Bell operating companies, such as BellSouth and SBC Communications;

         o computer hardware and software companies, such as International Business Machines and Microsoft; and

         o        online cable services, such as At Home and Roadrunner.

Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce or preventing us from raising our fees. As a result, our business may suffer.

IF WE ARE UNABLE TO COMPETE IN THE LOCAL EXCHANGE AND LONG DISTANCE TELEPHONE MARKET, OUR PROFITABILITY WILL BE ADVERSELY AFFECTED

         In 1998, we entered the long distance telephone market. We will compete directly with inter-exchange carriers and long distance carriers and other long distance resellers and providers, including large carriers such as AT&T, WorldCom, Sprint, and new entrants to the long distance market. Many of our competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing, and other resources. We will face stiff price competition and may not be able to compete.

         Moreover, the local exchange telephone services market in most states was only recently opened to competition due to the passage of the 1996 Telecommunications Act and related regulatory rulings. Numerous operating complexities are associated with providing these services. We will be required to develop new products, services, and systems and will need to develop new marketing initiatives to sell these services. Our inability to overcome any of these operating complexities could have a material adverse effect on us.

IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WE MAY LOSE CUSTOMERS

         The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions. Our future success depends, in part, on our ability to:

         o        use leading technologies to develop our technical expertise;

         o        enhance our existing services; and

         o develop new services that meet changing customer needs on a timely and cost-effective basis.

In particular, we must provide customers with the appropriate products, services, and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and


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

evolving technologies could have a negative impact on our business. Our ability to compete will also depend upon the continued compatibility of our services with products offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, we may not be able to conform to these new standards in a timely fashion. Our competitors may develop services and technologies that will render our services or technology noncompetitive or obsolete.

         We are also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that our customers and we use. We must develop new technology or modify our existing technology to accommodate new and faster sources of Internet access, including cable television modems, screen-based telephones, wireless products, televisions, and other consumer electronic devices. We may not succeed in adapting our Internet access business to new and faster access devices.

ANY DECLINE IN OUR CUSTOMER RETENTION LEVELS OR OUR PRICES WILL ADVERSELY AFFECT REVENUES AND PROFITABILITY

         Our new customer acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing customers. While we continue to invest significant resources in our infrastructure and technical and customer support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help customer retention. Any significant loss of customers will substantially decrease our revenue and cause our business to suffer.

         As a result of competitive pricing pressures in the market for Internet services, we reduced the prices we charge our Internet customers during 1995, 1997, and 1998. We expect that continued price pressures may cause us to reduce prices further in order to remain competitive, and we expect that such further price reductions could adversely effect our results of operations, unless we can lower our costs commensurate with such price decreases.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, THE QUALITY OF OUR SERVICE WILL DECLINE AND WE WILL LOSE CUSTOMERS

         Our rapid growth has and will place a significant strain on our managerial, operational, financial, and information systems resources. To manage our growth, we must continue to implement and improve these systems and attract, train, manage, and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. In order to successfully integrate newly acquired assets and continue to implement a nationwide strategy and network, we must:

         o closely monitor service quality, particularly through third party POPs;

         o acquire and install necessary equipment and telecommunications facilities;

         o create and implement marketing strategies in new and existing markets;

         o employ qualified personnel to provide technical and marketing support for new sites; and

         o continue to expand our managerial, operational, and financial resources to support expansion.

Although we are taking steps to manage our growth effectively, we may not succeed. If we are unable to manage our growth, our ability to maintain and increase our customer base will be impaired and our business will suffer.

IF WE FAIL TO INTEGRATE RESOURCES ACQUIRED THROUGH ACQUISITIONS, WE WILL LOSE CUSTOMERS AND OUR LIQUIDITY, CAPITAL RESOURCES, AND PROFITABILITY WILL BE ADVERSELY AFFECTED

         Since January 1999, we have acquired the stock or assets of 17 companies and may continue to acquire other companies in the future. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses and customer accounts. Acquisitions often involve a number of special risks, including the following:

         o we may experience difficulty integrating acquired operations and personnel;

         o        we may be unable to retain acquired customers;

         o        the acquisition may disrupt our ongoing business;

         o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;

         o the businesses we acquire may fail to achieve the revenues and earnings we anticipated;

         o we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and

         o our resources may be diverted in asserting and defending our legal rights.

We may not successfully overcome problems encountered in connection with past and future acquisitions. In addition, acquisitions could materially adversely affect our operating results by:

         o        causing us to incur additional debt;

         o increasing amortization expenses related to goodwill and other intangible assets; and

         o        diluting your ownership interest.

Any of these factors could have a material adverse effect on our business.

IF WE ARE UNABLE TO OBTAIN SUFFICIENT NETWORK CAPACITY FROM OUR INTERNAL AND LEASED NETWORK, OUR ABILITY TO GROW WILL BE SEVERELY CURTAILED

         Our success depends, in part, on the capacity, reliability, and security of our network. Our network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems, and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:

         o particular dial-up POPs affecting only customers attempting to use that particular point of presence; and

         o system wide services, such as e-mail and news services, which can affect all customers.

Capacity constraints result in slowdowns, delays, or inaccessibility when customers try to use a particular service. Poor network performance could cause customers to terminate their service with us. To reduce the probability of such problems, we will be required to expand and improve our network. Such expansion and improvement will be very costly and time consuming. We may not be able to expand or adapt our network to meet additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost.

         In order to provide Internet access and other online services to our customers, we lease access lines from multiple national telecommunications service providers. We are dependent upon these providers of data communications facilities. In addition, we have a wholesale usage agreement with PSINet, which allows us to provide dial-up access to our customers through PSINet's POPs throughout the United States. We also have other agreements with service providers on whom we rely to deliver our product and service offerings. Moreover, PSINet provides network access to some of our competitors. PSINet could choose to grant these competitors preferential network access, potentially limiting our customers' ability to access the Internet. Even without such preferential treatment, increased usage of PSINet's POPs by other Internet service providers and online service providers may negatively affect access system performance.

SYSTEM FAILURES CAUSED BY NATURAL DISASTERS COULD INTERRUPT OUR SERVICE AND ADVERSELY AFFECT OUR REVENUES

         We must protect our infrastructure against fire, earthquakes, power loss, telecommunications failure, computer viruses, security breaches, and similar events. We do not currently maintain a redundant or backup network hub for all of our customers. Because we lease our lines from telecommunications companies and regional Bell operating companies, we are dependent upon these companies for physical repair and maintenance of the leased lines. We maintain multiple carrier agreements to reduce the risk of loss of operations from damage, power failures, telecommunications failures, and similar events. However, the occurrence of a natural disaster or other unanticipated problems at our network operations center or any of our POPs may cause interruptions in the services we provide. In addition, failure of our telecommunications providers to provide the data communications capacity we require as a result of a natural disaster, operational disruption, or for any other reason could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on us.

OUR NETWORK IS SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT OUR SERVICE AND CAUSE A DECLINE IN OUR PROFITABILITY

         The future success of our business will depend on the security of our network and the networks of third parties over which we have no control. Despite implementation of security measures, we remain vulnerable to computer viruses, sabotage, break-ins, and similar disruptive problems caused by customers or other Internet users. Any breach of our network security or other inappropriate use of our network, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to our customers. Our customers, in turn, could terminate their service or assert claims against us. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the Internet, which could cause losses to our customers or us or deter potential customers from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures, "hackers" have circumvented such measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

         To fix problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our customers, which could have a material adverse effect on our business. In addition, we expect that our customers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed, or completed with compromised security. As a result, customers or others may assert claims of liability against us. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and our customer base and revenue in particular.

IF WE ARE UNABLE TO DELIVER OUR SERVICES VIA THIRD PARTY CARRIERS AND OTHER SUPPLIERS, WE COULD EXPERIENCE SERVICE DELAYS AND INCREASED COSTS IN EXPANDING OUR NETWORK

         We rely on traditional telecommunications carriers to transmit our traffic over local and long distance networks. These networks may experience disruptions and capacity constraints that are not easily remedied. We



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

may have no means of replacing these services. In addition, local phone service is sometimes available only from one company. The benefits of competition and alternative sources of supply are not present in these markets.

         We also depend on certain suppliers of hardware and software components. We acquire a majority of our networking service components, including terminal servers and high-performance routers, from Cisco Systems, Inc., Sun Microsystems, Inc., and Lucent Technologies, Inc. The expansion of our network places a significant demand on our suppliers, some of which have limited production capacity. In the past, we have experienced delays in delivery of new telephone lines, modems, terminal servers, and other equipment. If delays are severe, all incoming modem lines may become full during peak times, resulting in busy signals for customers who are trying to connect to RMI.NET. If our suppliers cannot meet increased demand and we are not able to develop alternative sources of supply, we could experience delays and increased costs in expanding our network, difficulty in providing our services, and the loss of dissatisfied customers.

TO PROTECT OUR PROPRIETARY RIGHTS OR TO AVOID CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS, WE MAY BE FORCED TO INCUR SUBSTANTIAL COSTS AND TO DIVERT VALUABLE MANAGERIAL RESOURCES AWAY FROM OUR BUSINESS OPERATIONS

         Our success is dependent in part on our technology and other proprietary rights. To protect our rights, we rely on a combination of copyright, trademark, patent and trade secret laws, and contractual restrictions. We cannot be sure that these steps will be adequate to prevent misappropriation or infringement of our intellectual property. Nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to our proprietary property and technology.

         In our industry, competitors often assert intellectual property claims against one another. The success of our business depends on our ability to assert and defend our intellectual property rights. Future litigation may have an adverse impact on our financial condition. These claims could result in substantial costs and diversion of resources, even if the claim is ultimately decided in our favor. If a claim is asserted alleging that we infringed the proprietary technology or information of a third party, we may be required to seek licenses for such intellectual property. We cannot be sure that such licenses would be offered or obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse affect on our business.

MR. HANSON HAS A CONTROLLING INTEREST IN RMI.NET, INC. WHICH MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN ON YOUR INVESTMENT

         Our CEO, President, and Chairman of the Board of Directors, Douglas Hanson has a controlling interest in RMI.NET, Inc. through his direct ownership of common stock, ability to exercise outstanding options, and voting rights agreements. As a result, Mr. Hanson has voting control of RMI.NET, Inc. and can influence all matters that require stockholder approval. Mr. Hanson may designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with Mr. Hanson's management decisions.

         As a controlling stockholder, Mr. Hanson also has the power to approve or reject significant corporate matters, such as mergers, acquisitions, and other change-in-control transactions. Mr. Hanson's controlling interest could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

FUTURE ISSUANCE OF OUR COMMON STOCK PURSUANT TO STOCK OPTION PLANS AND EXERCISE OF WARRANTS WILL DILUTE YOUR OWNERSHIP INTEREST, AND THE SALE OF SUCH SHARES MAY NEGATIVELY AFFECT OUR STOCK PRICE

         As of July 18, 2000, we have approximately 21,820,016 shares of common stock outstanding, and have reserved approximately 6,974,000 additional shares for issuance upon exercise of warrants and stock options, various anti-dilution provisions contained in the warrants and stock options, and prior acquisitions. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock and our publicly traded warrants could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate. We have issued and plan to issue additional convertible equity and debt securities in the future. If these securities are exercised or converted, you may experience significant dilution in the market value of your stock. Our stock price is highly volatile.


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

OUR OUTSTANDING CLASS B WARRANTS COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR INVESTMENT, A DETRIMENTAL EFFECT ON OUR LIQUIDITY AND ABILITY TO RAISE ADDITIONAL CAPITAL, AND A SIGNIFICANT DECLINE IN THE VALUE OF OUR COMMON STOCK

         In our December 1999 private placement, we sold the following securities to two institutional investors, Advantage Fund II Ltd. and Koch Investment Group Limited, for aggregate consideration of $10 million:

         o        761,610 shares of common stock;

         o        Class A Warrants to purchase 182,786 shares of common stock;
                  and

         o Class B Warrants to purchase a potentially unlimited number of shares of common stock.

The outstanding Class B Warrants carry certain risks, including the potential for:

         o        substantial dilution of your investment in RMI.NET;

         o        a detrimental effect on our ability to raise additional funds;
                  and

         o a decline in the market value of our common stock as a result of the exercise of the Class B Warrants and subsequent sales of the common stock.

Each of these risks is discussed in greater detail below.

IF THE MARKET VALUE OF OUR COMMON STOCK DECLINES, WE MAY ISSUE A SUBSTANTIAL AMOUNT OF COMMON STOCK UPON EXERCISE OF CLASS B WARRANTS AND YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

         The number of shares that we may issue to holders of RMI.NET's Class B Warrants is based on the market price of our common stock from May 2000 through November 2002. In effect, the holders of the Class B Warrants have the opportunity to profit from a rise in the market price of our common stock, if any, thereby reducing the risk of loss on their initial investment resulting from a decline in our stock price. If the market price of our common stock decreases, we may issue a greater number of shares upon exercise of the Class B Warrants. There is theoretically no limit on the number of shares of common stock that we may be required to issue upon exercise of the Class B Warrants. Your percentage ownership of our common stock could be diluted substantially. Moreover, because the exercise price of the Class B Warrants is only $0.01 per share, we will not receive material cash proceeds from the exercise of the Class B Warrants.

         The following chart sets forth the maximum number of shares of common stock we would issue upon full exercise of the Class B Warrants, assuming that:

         o the market price of the common stock decreases to 100%, 75%, 50%, and 25% of the closing price of our common stock on June 7, 2000 ($5.00 per share) at any time over the next two and one-half years, and stays at that level through November 20, 2002; and

         o the institutional investors do not sell any of their common stock until after November 20, 2002.

                                    MAXIMUM NUMBER OF SHARES ISSUABLE UPON
                                  EXERCISE OF CLASS B WARRANTS AT $0.01 PER
                                                    SHARE                        PERCENTAGE OF OUTSTANDING
   MARKET PRICE PER SHARE                  (THROUGH NOVEMBER 2002)                       SHARES (1)
------------------------------    -------------------------------------------    ---------------------------

$5.00 - 100% of closing
price on 6/7/2000                                   1,629,104                               7.0%

$3.75 - 75% of closing price
on 6/7/2000                                         2,426,009                              10.1%

$2.50 - 50% of closing price
on 6/7/2000                                         4,019,818                              15.6%

$1.25 - 25% of closing price
on 6/7/2000                                         8,801,246                              28.9%

----------

         (1) Assumes that all shares to be issued upon exercise of Class B Warrants are outstanding as of July 18, 2000.

Sales of common stock by holders of Class B Warrants prior to November 2002 will reduce the number of shares issuable upon exercise of the Class B Warrants.

THE EXISTENCE OF OUR CLASS B WARRANTS MAY HINDER OUR ABILITY TO RAISE ADDITIONAL CAPITAL

         Because of the potential for dilution, as outlined above, we may find it more difficult to raise additional equity capital while the Class B Warrants are outstanding. Sources of equity capital may be reluctant to provide needed operating capital, which could have an adverse affect on our ability to finance growth opportunities and on our liquidity.

IF INSTITUTIONAL INVESTORS SELL LARGE VOLUMES OF THEIR COMMON STOCK WITHIN A RELATIVELY SHORT PERIOD OF TIME, INCLUDING SHARES TO BE ISSUED UPON EXERCISE OF THEIR CLASS B WARRANTS, THE VALUE OF OUR COMMON STOCK MAY DECLINE

         If the institutional investors sell large volumes of their common stock within a relatively short period of time, the market price of our common stock may decrease and allow the institutional investors to convert their Class B Warrants into a greater amount of our common stock. Further sales of the common stock issued upon exercise of the Class B Warrants could cause even greater declines in the price of our common stock. Although holders of the Class B Warrants are restricted in their ability to engage in short sales and similar transactions, the downward pressure on the market price caused by exercise of Class B Warrants and sale of the underlying common stock could encourage short sales by other investors and further undermine the value of our common stock.

IF THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF THE CLASS B WARRANTS EXCEEDS 20% OF THE NUMBER OF SHARES OUTSTANDING BEFORE THE DECEMBER 1999 PRIVATE PLACEMENT, WE MAY BE REQUIRED TO SEEK STOCKHOLDER APPROVAL OF THE CLASS B WARRANT SHARES

         Under the rules of the Nasdaq Stock Market, we are required to obtain stockholder approval for the issuance of common stock upon exercise of the Class B Warrants if the number of shares issuable upon exercise of the Class B Warrants equals or exceeds 20% of the number of shares of common stock outstanding before the Class B Warrants were issued. On the date the Class B Warrants were issued, we had 18,865,448 shares of common stock outstanding. Thus, we will be able to issue 3,773,089 shares upon exercise of Class B Warrants without obtaining stockholder approval.

         However, the terms of the Class B Warrants are structured so that we will comply with Nasdaq's 20% limitation even if we are unable to obtain stockholder approval. If the market price of our common stock declines and we would need to otherwise issue common stock in excess of the Nasdaq 20% limitation, we would then have the option of either:

         o seeking stockholder ratification of shares to be issued upon exercise of the Class B Warrants before issuing the underlying common stock; or

         o instead of issuing the common stock, pay a redemption fee equal to 120% of the average market value of the unissued common stock over a five-day period immediately preceding the holder's request for redemption.

Redemption of the underlying common stock that cannot be issued due to the Nasdaq limitation at a 20% premium could severely diminish our working capital and harm our ability to raise additional capital. Furthermore, if we are unable to obtain stockholder approval and we are deemed to have issued 20% or more of our outstanding common stock in connection with the exercise of Class B Warrants, we may be required to delist our shares from the Nasdaq National Market.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD LEAD TO LOSSES FOR INDIVIDUAL INVESTORS AND COULD DAMAGE OUR REPUTATION AND LEAD TO COSTLY AND TIME CONSUMING SECURITIES CLASS ACTION LITIGATION

         Our financial results may fluctuate significantly because of several factors, many of which are beyond our control. These factors include:

         o costs associated with gaining and retaining customers and capital expenditures for upgrading our systems and infrastructure;

         o timing and market acceptance of new and upgraded Internet service introductions, technologies, and services by us and our competitors;

         o loss of customers and seasonal fluctuations in demand for our services;

         o        downward pressure on prices due to increased competition;

         o changes in our operating expenses, including telecommunications costs; and

         o        the effect of potential acquisitions.

Historically, our common stock and publicly traded warrants have traded at volatile prices. We believe that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. If the market value of our common stock decreased substantially, we could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.

         In the past, there have been class action lawsuits filed against companies after periods of fluctuations in the market price of their securities. If we were subject to this type of litigation, it would be a strain on our personnel and financial resources, and divert management's attention from running our company. Litigation could also negatively affect our public image and reputation.

WE HAVE NO INTENTION TO PAY DIVIDENDS

         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION, WHICH COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS

         We provide Internet services through data transmissions over public telephone lines and cable networks. The Federal Communications Commission governs these transmissions and establishes charges and terms for communications. As an Internet access provider, we are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than the regulations applicable to businesses generally. However, we could become subject to the Federal Communications Commission or other regulatory agency regulation especially as Internet services and telecommunication services converge. Changes in the regulatory environment could decrease our revenue and increase our costs. For example, the Federal Communications Commission may decide that Internet-based telephone services should be subject to pay carrier access charges on the same basis as traditional telecommunications companies.

         The Federal Telecommunications Act of 1996 imposed fines on Internet service providers, in part, for providing access to indecent and obscene services. The United States Supreme Court found this part of the Federal Telecommunications Act of 1996 unconstitutional in June 1997. However, on March 12, 1998, the Senate Commerce Committee approved two bills that attempt to reconstruct these unconstitutional provisions. Although it is too early to determine the ultimate course of these bills and to evaluate the constitutionality of the proposals, these provisions, if enacted and upheld, could expose ISPs such as RMI.NET to liabilities.

         Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement, technology export, and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The Federal Communications Commission currently is considering:

         o whether Internet service providers are regulated telecommunications providers;

         o whether Internet service providers are required to contribute to the Universal Service Fund; and

         o how various companies in the Internet and telecommunications industries should be classified.

IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES, OUR GROWTH POTENTIAL AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED

         Our success greatly depends on our ability to attract and retain key technical, sales, marketing, information systems, financial, and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Douglas H. Hanson, our Chief Executive Officer, President, and Chairman of the Board of Directors. The loss of Mr. Hanson or other senior managers could have a materially detrimental effect on our growth potential and operating results. All members of our senior management team can terminate their employment at any time. We do not maintain key person life insurance on any of our personnel. If we fail to attract, hire, or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.

                                 ABOUT RMI.NET

         RMI.NET's mission is to become a premier nationwide e-Commerce/Web Solution and connectivity services provider, distinguished by a state-of-the-art network and high-quality customer service and support. Key elements to our business strategy include the following.

         PROVIDE A BROAD ARRAY OF E-COMMERCE/WEB SOLUTIONS AND CONNECTIVITY SERVICES TO SMALL AND MID-SIZE BUSINESSES. We have built a portfolio of products, services, and skill sets to develop and deliver comprehensive Internet solutions to small and mid-size businesses. Based on our belief that a growing number of businesses and consumers will demand that one company provide all of their e-Commerce/Web Solution and connectivity needs, we plan to continue to add products and services to our portfolio. We refer to our strategy as a "One Point-of-Contact" solution delivery model. We believe that our model ensures:

          o high-performance, cost-effective network planning, design, and implementation;

          o    maintenance of a single point of responsibility and billing; and

          o ongoing customer relationships as a technology and business partner for connectivity and e-commerce solution.

         PROVIDE SUPERIOR CUSTOMER SERVICE AND TECHNICAL SUPPORT. Our customer service philosophy is to understand our customers' needs so well that we develop and deliver a very high level of value-added services and after-sales support. We believe that highly differentiated customer service and technical support is a key competitive asset in the industry, and the ISP sector in particular. Because the Internet is an evolving and complex medium, customers require significant technical support. Consequently, we have developed a comprehensive strategy to attain maximum customer satisfaction and loyalty. This strategy consists of the following elements:

          o maintaining the optimum number of qualified service and technical support personnel through proactive recruitment, retention, and training programs;

          o utilizing our extranet to provide real-time, interactive customer service;

          o developing an online billing system, enabling customer-controlled account customization and analysis; and

          o    improving our service delivery standards and guarantees.

We continually monitor the efficiency of our customer service through comprehensive customer satisfaction surveys and analysis. Approximately 350 employees, consisting of engineers, technicians, project managers, account managers, and customer service representatives, are responsible for supporting our customers nationwide.

         MAXIMIZE NETWORK UTILIZATION. Through our world-class network and partnership agreements with third-party providers, we provide Internet access to 100% of the strategic market areas in the United States. We plan to continue to selectively add data centers and access points where we can add value for the customers. Historically, the ISP industry has been divided between ISPs focused on business customers and those focused on residential dial-up customers. Our business strategy is to maximize network utilization 24 hours a day by targeting daytime business users and marketing to fill evening use by residential users. In addition, we operate a national fully-meshed Internet backbone, linking eight U.S. cities - Atlanta, Chicago, Dallas, Los Angeles, McLean (Virginia), New York, San Francisco, and Washington, D.C. and offering service from ten cities - Bloomington (Illinois), Chicago, Kansas City, Las Vegas, Los Angeles, Phoenix, San Francisco, Seattle, Tulsa, and Tucson.

         SELECTIVELY TARGET KEY CITIES TO EXPAND NATIONWIDE. We plan to expand our sales efforts nationally by aggressively targeting areas where there are favorable demographics and a large concentration of businesses. We plan to emphasize markets where we have existing facilities and to actively market and sell business connectivity services and e-Commerce/Web Solution applications.

         TAKE ADVANTAGE OF SIGNIFICANT CONSOLIDATION AND ACQUISITION OPPORTUNITIES. We believe that the Internet industry is undergoing structural changes with an increasing use of the Internet for mission-critical applications. These changes create demand for high-quality network operations, customer service, and technical support. We also believe that there was previously and may continue to be in the future a market opportunity to consolidate Internet-based e-Commerce/Web Solution companies, and Internet technologies. To exploit this previous opportunity, we acquired all of the outstanding common stock or substantially all of the assets of 23 companies.

RMI.NET'S DIVISIONS AND SERVICES.

         OVERVIEW. The following chart summarizes the services we offer through our two divisions: e-Commerce/Web Solutions Division and Connectivity Services Division.

             DIVISION                          SERVICES                                DESCRIPTION
-----------------------------------    --------------------------     -----------------------------------------------
WEB SOLUTIONS DIVISION                 Web Site Production            Design, development, and implementation of
                                                                      customer Web sites

                                       Web Site Hosting               A customer's Web site is "hosted" on RMI's
                                                                      servers and connected to the Internet via a
                                                                      high-speed connection

                                       WebZone(TM).com                Portal constructed to provide multiple
                                                                      services, including a proprietary search
                                                                      engine with large database of reference
                                                                      information, an audio feed, a stock quote
                                                                      service, and wide range of high-value content

                                       e-Sell(TM)/e-Commerce          Turnkey solution for setting up an Internet
                                                                      store or "shopping cart" application online

                                       Web Site Marketing             Design, development, and execution of
                                                                      advertising and marketing strategies which
                                                                      result in increased traffic and viewing of
                                                                      customer Web sites

                                       Traffic Builder Plus(TM)       Unique Web site marketing program whereby
                                                                      customer Web sites are marketed exclusively
                                                                      to targeted Internet users

                                       Web Training                   Various levels of Internet training for
                                                                      customers, including basic access training

                                       AdAdapt (TM)                   Web-based, hosted application software, which
                                                                      provides interactive advertising delivery,
                                                                      reporting, and automated advertising campaign
                                                                      management for Internet Web sites.

                                       Domain Hosting                 Domain hosting service provides customers a
                                                                      place to register and maintain their domain
                                                                      name.

                                       Data Center/Co-Location        Seven secure data centers operated nationwide
                                                                      for co-locating and managing equipment for
                                                                      customers(TM) who need large amounts of
                                                                      bandwidth and prefer outsourcing the
                                                                      operations

             DIVISION                          SERVICES                                DESCRIPTION
-----------------------------------    --------------------------     -----------------------------------------------
CONNECTIVITY SERVICES DIVISION          Digital Subscriber Line       Dedicated and frame-relay networks to carry
                                           (DSL)                      voice and data for business and residential
                                                                      customers

                                        Dedicated Access              Fractional T-1, T3, Metropolitan Area
                                                                      Ethernet, or greater Internet access provided
                                                                      to a customer's office

                                        Dial-Up Service               Nationwide Internet access for consumer and
                                                                      small business customers using modems to dial
                                                                      into RMI's network

                                        Wireless Access               Evolving technology allowing up to 100Mbps
                                                                      wireless Internet access (currently available
                                                                      only in the Denver, Tucson, and Phoenix metro
                                                                      areas)

                                        e-Phone                       Long distance telephone calling service using
                                                                      low-cost IP Telephony technology

                                        Traditional Long Distance     Traditional long distance services
                                          Service

                                        Local Phone Services (CLEC)   Traditional local exchange telephone service
                                                                      on a resale or facilities-owned basis
                                                                      throughout Colorado

WEB SOLUTIONS DIVISION.

         WEB SITE PRODUCTION. Web site production encompasses the design, development, and implementation of customer Web sites. These sites may be public domain sites or private sites, which are sometimes referred to as extranets or intranets. The functionality of these sites will continue to evolve and require a great deal of graphic design talent as well as high-end programming skills. We have built a talent pool of such resources, which we will leverage to generate high-margin revenues from this segment.

         WEB SITE HOSTING. Web site hosting provides an ongoing revenue stream from customers for whom we host a Web site on Web servers located in our data center. All access made to these Web sites by the customer and the Internet community as a whole is processed on our servers. The advantage to our customers is high-speed, high availability access to sites by their targeted audiences.


         WEBZONE(TM).com. A Web Portal constructed to provide multiple services, including:

          o a proprietary search engine linked to our large and rapidly growing database of reference information on the World Wide Web;

          o    an audio feed;

          o    a stock quote service;

          o    on-line purchasing mechanism;

          o    news service; and

          o    additional content.

The search engine also contains certain features, including:

          o Preview buttons - permit users to see a site's content without waiting for a full download of the site's graphics;

          o Fuzzy Links - provide visitors with a handy way to search for related but perhaps not specifically targeted information; and

          o Site Mapping - provides a simple and visual way to see a site's structure.

Finally, the WebZone(TM) Portal also contains the ability to host numerous banner advertisements, which we can offer to our customers as part of a Web marketing package.

          E-SELL(TM)/E-COMMERCE. We provide turnkey software package solutions for e-Commerce. Small to medium-sized businesses can quickly implement online store fronts to sell their products and services over the Internet, thereby reaching customers that are not geographically accessible. Rather than simply offering a Web site, our e-Commerce customers can act as a true Internet store, providing:

          o    a dynamic, interactive shopping experience for the customer;

          o    secure credit card transactions;

          o "behind the scenes" functionality, such as inventory management and custom reporting; and

          o fast, efficient, and low-cost implementation of a true, database-driven Internet store.

Competing packages require the involvement of technical experts, consultants, or developers to set up and configure a store. Because of these additional "soft costs," implementation costs usually reach several times the basic cost of the package and implementation time can be weeks or months. By contrast, an e-SELL(TM) store can be up and running in hours. Furthermore, e-SELL(TM) is scalable and expandable as a business grows, because it is based on an open architecture - Microsoft Windows NT and BackOffice. While competing packages often utilize proprietary programming languages or tools (many started out as Macintosh or Unix products), e-SELL(TM) is an extension to the industry-standard BackOffice platform, enabling easy customization. In addition, any industry-standard database can be connected, furthering the ease of integration with merchants' existing information systems.

         WEB SITE MARKETING. Our sales and marketing department has developed strategic advertising and search-result optimizing programs that are designed to dramatically increase traffic and viewing of customer Web sites. We believe that our Web site marketing program strongly compliments our other Web solution products.

         TRAFFIC BUILDER PLUS(TM). An exclusive Internet marketing program through which customer Web sites are targeted exclusively to Internet users. This service includes sophisticated search engine submission and management techniques, cross-linking related Web sites, posting to relevant news groups, and customizing banner ad campaigns. The pricing for this service varies dramatically based on a customer's budget and desired results.

         WEB TRAINING. We provide a training program available to all our customers. Interested customers can schedule their employees at our multiple-workstation, state-of-the-art training center located at our corporate headquarters, for various levels of Internet training, ranging from basic access training to advanced HTML programming. Customized, one-on-one training is also available, either at our headquarters or at the customer's site.

         DATA CENTER/CO-LOCATION. As more people use the Internet to shop for products and services, the demands on shared server resources are increasing. We offer businesses an alternative to shared server resources by co-locating their servers in our data center. Our secure business data center provides redundant connections to the Internet through our Tier 1 backbone, redundant power supplies, video monitoring, tape backups, locking cabinets, and 24 by 7 network monitoring, customer service and support, providing customers with a cost-effective alternative to maintaining their own server.

CONNECTIVITY SERVICES DIVISION

         DIGITAL SUBSCRIBER LINE (DSL). DSL services are provided to both residential and commercial customers in over 50 major markets nationwide. These connections also include a wide range of options, primarily related to the type of DSL provided and bandwidth associated with the connection. We provide Asymmetric DSL (ADSL), with speeds ranging from 128kbps to 1.5Mbps; Symmetric DSL (SDSL), with speeds ranging from 192kbps to 1.5Mbps; and ISDN DSL (IDSL), with speeds of 144kbps.

         DEDICATED ACCESS SERVICE. Our dedicated access services are provided primarily to commercial customers. Our wide range of connectivity options tailored to the needs of the customer includes a private port or dedicated modem, ISDN connections, frame-relay connections, T-1 (1.54 Mbps) connections, and T3 (45 Mbps), or fractional T3 connections. This type of connectivity ensures a dedicated connection and is generally used to connect local area networks, wide area networks, or server applications to the Internet. A dedicated connection requires a dedicated telecommunications facility, ranging from an analog phone line, ISDN, frame-relay circuit, leased line T-1, or leased line T3 and a router, and a device to convert digital signal to serial interface, usually referred to as a CSU/DSU.

         DIAL-UP SERVICE. We offer nationwide dial-up service with unlimited usage, including high-speed modem access using V.90 technology and a high-quality, high-availabilty connection due to the redundancy that has been built into our network. Through third party partnerships, we provide dial-up access to customers in over 230 metro locations nationwide.

         INTERNET BACKBONE ACCESS. Since acquiring the assets of DataXchange Network, Inc. in December 1998, we have further expanded our reach into the national interconnects at MAE-East, MAE-West, a pending install at AADS-NAP in Chicago, and scheduled installations at MAE-LA and MAE-Dallas. With these locations and traffic peering agreements with some of today's largest providers, RMI.NET is strongly positioned to provide its own fully independent Internet backbone service.

         TRADITIONAL LONG DISTANCE SERVICE. We have an agreement with Global Crossing, permitting us to offer a full line of traditional long distance services. We currently offer the following services:

         o    1+ long distance, switched and dedicated;

         o    1-800 service - switched and dedicated;

         o    pre-paid and standard calling cards;

         o    conference calling; and

         o    integrated voice response services.

         LOCAL PHONE SERVICES (CLEC). We have been certified as a competitive local exchange carrier or CLEC in the states of California, Colorado, Illinois, Kansas, Maryland, Missouri, Nevada, New York, Ohio, Oregon, South Carolina, Washington, and West Virginia.

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:

         o        we may lose subscribers or fail to grow our customer base;

         o we may not be able to sustain our current growth or to successfully integrate new customers or assets obtained through acquisitions;

         o        we may fail to compete with existing and new competitors;

         o we may not adequately respond to technological developments impacting the Internet;

         o we may fail to implement proper security measures to protect our network from inappropriate use, which could overload our network's capacity and cause us to experience a major system failure;

         o we may issue a substantial number of shares of our common stock upon exercise of Class B Warrants, especially if the market value of our stock declines, thereby causing significant dilution in the value of your investment;

         o        we may fail to settle outstanding litigation; and

         o        we may not be able to find needed financing.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors."

                                 USE OF PROCEEDS

         We plan to use the net proceeds from the sale of securities for general corporate purposes, including working capital, capital expenditures, and possibly the repayment or refinancing of debt and call of outstanding warrants. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from the securities sold.

                         DESCRIPTION OF DEBT SECURITIES

         We may issue debt securities, together with other securities or separately, in one or more series. If we issue a series of debt securities pursuant to this prospectus, an Indenture defining the terms of the particular debt securities will be filed as an exhibit to the registration statement. The debt securities may or may not be traded separately. We will also describe the particular terms of each series of debt securities in a prospectus supplement, including the following where applicable:

         o the designation, the aggregate principal amount, and the authorized denominations if other than $1,000 and integral multiples of $1,000;

         o the percentage of their principal amount at which the debt securities will be issued;

         o        the date or dates on which the debt securities will mature;

         o the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

         o the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

         o the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

         o any collateral or other assets that will serve as security for the debt;

         o the relative rank to all other secured or unsecured debt, including any restrictions on our ability to issue additional debt securities ranking senior to the applicable series of debt;

         o        any conversion or exchange privileges;

         o the designation and terms of any securities issuable upon conversion of the debt securities;

         o the terms and conditions under which the indenture and related debt agreements may be modified;

         o the events of default and requirement to notify the trustee of a default;

         o the identity of the depository and the trustee under the indenture pursuant to which the debt securities are to be issued;

         o the exchanges, if any, on which the debt securities may be listed; and

         o any additional material covenants and terms included in the indenture and related debt agreements.

                         DESCRIPTION OF PREFERRED STOCK

         We may issue preferred stock, together with other securities or separately, in one or more series. If we issue preferred stock pursuant to this prospectus, a Certificate of Designation defining the terms of each series of preferred stock will be filed as an exhibit to the registration statement. The preferred stock will be evidenced by certificates, which may or may not be traded separately. We will describe the particular terms of each series of preferred stock in a prospectus supplement, including the following where applicable:

         o        the designation, number of shares, and stated value per share;

         o the amount of liquidation preference in the event of a voluntary or involuntary liquidation, winding-up, or dissolution of our company;

         o the initial public offering price at which shares of preferred stock will be sold;

         o the dividend rate or rates, or method of determining the dividend rate, including whether dividends will be cumulative or non-cumulative;

         o the dates on which dividends shall be payable, the date from which dividends shall accrue, and the record dates for determining the holders entitled to such dividends;

         o the designation and terms of any securities issuable upon conversion of the preferred stock;

         o any mandatory or optional redemption and sinking fund provisions;

         o        any voting rights;

         o        any conversion or exchange privileges;

         o        the exchanges on which the preferred stock may be listed; and

         o        any additional material terms of the preferred stock.

                           DESCRIPTION OF COMMON STOCK

         The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on August 14, 1996. We have incorporated our Registration Statement on Form 8-A by reference. As of July 18, 2000, we have approximately 21,820,016 shares of common stock issued and outstanding.

                             DESCRIPTION OF WARRANTS

         We may issue, together with other securities or separately, warrants to purchase debt securities, preferred stock, or common stock. The warrants may be issued in one or more series. If we issue warrants pursuant to this prospectus, a form of warrant agreement will be filed as an exhibit to the registration statement. The warrants will be evidenced by warrant certificates, which may or may not be traded separately from the underlying securities. We will describe the particular terms of the warrants in a prospectus supplement, including the following where applicable:

         o the principal amount of debt securities or the number of shares of preferred stock or common stock, as the case may be, purchasable upon exercise of the warrants along with the relevant exercise price;

         o        the offering price of the warrants;

         o the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

         o the designation and terms of the debt securities or preferred stock, as the case may be, issuable upon exercise of the warrants;

         o the procedures and conditions relating to the exercise of the warrants;

         o a discussion of any material United States federal income tax considerations applicable to the exercise of the warrants;

         o        the terms of any mandatory or optional call provisions;

         o        the price or prices at which the warrants may be redeemed;

         o        antidilution provisions of the warrants, if any;

         o        the exchanges on which the warrants may be listed; and

         o        any other material terms of the warrants.

In general, holders of warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, until they exercise their warrants. In the case of warrants to purchase debt, holders will not be entitled to payments of principal, premium, or interest, if any, on the debt securities purchasable until they exercise their warrants. In the case of warrants to purchase preferred stock and common stock, holders will not be entitled to vote or to receive dividend payments until they exercise their warrants.

                              PLAN OF DISTRIBUTION

         We may offer the securities:

         o        directly to purchasers;

         o to or through Ladenburg Thalmann & Co. Inc., or other underwriters; or

         o        to dealers, agents, or institutional investors; or

         o        to any combination of the entities referred to above.

         Regardless of the method used to distribute the securities, we will provide a prospectus supplement that will disclose:

         o the identity of any underwriters, dealers, or agents who purchase our securities;

         o the material terms of the distribution, including the specific terms of the securities sold and the consideration received;

         o the amount of any compensation, discounts, or commissions to be received by the underwriters, dealers, agents, institutional investors or other purchasers;

         o the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

         o the nature of any transaction by an underwriter, dealer, or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

                                 LEGAL OPINIONS

         Unless otherwise specified in the prospectus supplement accompanying this prospectus, Christopher J. Melcher, Vice President and General Counsel of RMI.NET, Inc., will provide an opinion for us regarding the validity of the securities. As of July 18, 2000, Mr. Melcher beneficially owns 18,000 shares of RMI.NET common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Baird, Kurtz and Dobson, independent accountants, have audited our consolidated financial statements and schedule for the year ended December 31, 1997 included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's and Baird, Kurtz & Dobson's reports, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements, and other information concerning RMI.NET can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K for the year ended December 31, 1999;

         o        Definitive Proxy Statement for the 2000 Annual Meeting of
                  Stockholders;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         o Current Reports on Form 8-K and amendments filed April 3, May 24, and July 7, 2000; and

         o the description of our common stock contained in our registration statement on Form 8-A, filed August 14, 1996.

We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

                           Christopher J. Melcher
                           Vice President and General Counsel
                           RMI.NET, Inc.
                           999 Eighteenth Street, Suite 2201
                           Denver, Colorado  80202
                           (303) 672-0700

You may also want to refer to our web site at www.rmi.net. However, our web site is not a part of this prospectus.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. RMI.NET and the selling stockholders are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Profile of RMI.NET...........................................................  2
Risk Factors.................................................................  3
About RMI.NET................................................................ 13
Cautionary Note About Forward-Looking Statements............................. 17
Use of Proceeds.............................................................. 18
Description of Debt Securities............................................... 18
Description of Preferred Stock............................................... 19
Description of Common Stock.................................................. 20
Description of Warrants...................................................... 20
Plan of Distribution......................................................... 21
Legal Opinion................................................................ 21
Experts...................................................................... 22
Where You Can Find More Information.......................................... 22

                                  COMMON STOCK
                                $0.001 PAR VALUE

                                  RMI.NET, INC.

                                   PROSPECTUS

                                 JULY ___, 2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee, the amounts stated are estimates.


    SEC Registration Fee                               $ 7,920.00
    Nasdaq Filing Fee                                   20,000.00
    Rating Agency and Trustees' Fees                    10,000.00
    Printing and Engraving                              10,000.00
    Legal Fees and Expenses                             25,000.00
    Accounting Fees and Expenses                        15,000.00
    Miscellaneous                                        5,000.00
                                                       ----------
         TOTAL                                         $92,920.00
                                                       ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 8 of the Registrant's Certificate of Incorporation, as amended, provides:

         No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or
         (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification.

         Section 5.1 of the Registrant's bylaws provides, in general, that the Registrant shall, to the fullest extent permitted by the DGCL, as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Registrant, or, by reason of the fact that such officer or director is or was serving at the request of the Registrant as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Registrant and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. Section 5.8 of the bylaws also provides that the Registrant may also indemnify and advance expenses to employees or agents who are not officers or directors of the Registrant.

                  The Registrant has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant, the Registrant has been informed that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Registrant or the facts herein set forth since the date hereof.

ITEM 16.  EXHIBITS.

  EXHIBIT
   NUMBER                       DESCRIPTION OF DOCUMENT
  -------                       -----------------------

   1.01      Form of Underwriting Agreement ***

   2.01 Agreement and Plan of Reorganization and Liquidation by and Among Rocky Mountain Internet, Inc., DataXchange Network, Inc., and Certain of the Shareholders of DataXchange Network, Inc., dated as of December 8, 1998(10)

   3.01      Amended and Restated Certificate of Incorporation(15)

   3.02      Bylaws(1)

   3.03      Certificate of Designations of Series B Convertible Preferred
             Stock(13)

   4.01      Form of Stock Certificate(1)

   4.02      Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas
             H. Hanson dated October 1, 1997(5)

   4.03      1996 Employees' Stock Option Plan(1)

   4.04      1996 Non-Employee Directors' Stock Option Plan(1)

   4.05      1997 Non-Qualified Stock Option Plan(4)

   4.06      1997 Stock Option Plan(6)

   4.06.1 First Amendment to Non-Qualified Stock Option Agreement pursuant to the 1997 Stock Option Plan(13)

   4.06.2 First Amendment to Incentive Stock Option Agreement pursuant to the 1997 Stock Option Plan(13)

   4.07      1998 Employees' Stock Option Plan(10)

   4.08      1998 Non-Employee Directors' Stock Option Plan(8)

   4.09 Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Koch Industries, Inc.(12)

   4.10 Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Advantage Fund II Ltd.(12)

   4.11 Form of Common Stock Purchase Warrant issued to Koch Industries, Inc., Advantage Fund II Ltd., Wharton Capital Partners Ltd., Leslie Bines, and Neidiger Tucker Bruner Inc.(12)

   4.12 Form of Registration Rights Agreement between Rocky Mountain Internet, Inc. and (i) Koch Industries, Inc.; and (ii) Advantage Fund II Ltd.(12)

   4.13 Form of Registration Rights Agreement between Rocky Mountain Internet, Inc. and (i) Wharton Capital Partners Ltd.; (ii) Leslie Bines; and (iii) Neidiger Tucker Bruner Inc.(12)

   4.14      Form of Subscription Agreement dated as of December 7, 1999(28)

   4.15 Form of Class A Warrant (Annex I to Exhibit 4.14 Subscription Agreement)(28)

   4.16 Form of Class B Warrant (Annex II to Exhibit 4.14 Subscription Agreement)(28)

   4.17 Form of Registration Rights Agreement (Annex IV to Exhibit 4.14 Subscription Agreement)(28)

   4.18      2000 Employees' Stock Option Plan(29)

   4.19      Employees' Stock Purchase Plan(29)

   4.20      Form of Registration Rights Agreement(30)

   4.21      Form of Indenture ***

   4.22      Certificate of Designation of Preferred Stock ***

   4.23      Form of Warrant Agreement ***

   5.01 Opinion and Consent of Christopher J. Melcher, Esq., as to legality of securities being registered. ***

   10.01 Agreement of Lease between Denver-Stellar Associates Limited Partnership, Landlord and Rocky Mountain Internet, Inc., Tenant(2)

   10.02     Sublease Agreement-February 26, 1997-1800 Glenarm, Denver, CO(3)

   10.03 Carrier Services Switchless Agreement Between Frontier Communications of the West, Inc. and Rocky Mountain Broadband, Inc.**(12)

  EXHIBIT
   NUMBER                       DESCRIPTION OF DOCUMENT
  -------                       -----------------------

   10.04 Wholesale Usage Agreement Between PSINet Inc. and Rocky Mountain Internet, Inc.**(12)

   10.05 PacNet Reseller Agreement between PacNet Inc. and Rocky Mountain Internet, Inc.**(12)

   10.06     Operating Agreement of The Mountain Area EXchange LLC(12)

   10.07 Software License and Consulting Services Agreement Between Rocky Mountain Internet, Inc. and Novazen Inc.**(12)

   10.08 Merger Agreement among Rocky Mountain Internet, Inc., RMI-INI, Internet Now, Hutchinson Persons, Leslie Kelly, Taufik, Islam, Susan Coupal, and Gary Kim, dated November 20, 1998(9)

   10.09 Asset Purchase Agreement between Rocky Mountain Internet, Inc. and Unicom Communications Corporation dated as of November 24, 1998(9)

   10.10 Asset Purchase Agreement among Rocky Mountain Internet, Inc., Stonehenge Business Systems Corporation, Todd Keener, and Danette Keener, dated as of November 30, 1998(9)

   10.11 Commitment letter dated December 10, 1998 from Advantage Fund Ltd. to Rocky Mountain Internet, Inc.(12)

   10.12 Agreement and Plan of Merger by and between Rocky Mountain Internet, Inc. and August 5th Corporation, d/b/a Dave's World dated February 2, 1999(14)

   10.13 Asset Purchase Agreement by and among Rocky Mountain Internet, Inc., ImageWare Technologies, L.L.C., and Communication Network Services, L.L.C. dated February 5, 1999(14)

   10.14 Agreement and Plan of Merger by and among Rocky Mountain Internet, Inc. d/b/a/ RMI.NET, Inc. and IdealDial Corporation.(16)

   10.15 Agreement and Plan of Merger by and among Rocky Mountain Internet, Inc. d/b/a/ RMI.NET, Inc. and Internet Connect, Inc.(16)

   10.16 Agreement and Plan of Merger and Reorganization by and among Rocky Mountain Internet, Inc. d/b/a/ RMI.NET, Inc. and Colorado Mountain Net, Inc. dated June 16, 1999(17)

   10.17 Stock Exchange Agreement between Rocky Mountain Internet, Inc. d/b/a RMI.NET, Inc. and Roger L. Penner (CommerceGate) dated June 24, 1999(18)

   10.18 Asset Purchase Agreement by and between Rocky Mountain Internet, Inc. d/b/a RMI.NET, Inc. and CyberDesic Communications Corporation, Inc. dated June 28, 1999(19)

   10.19 Asset Purchase Agreement by and among RMI.NET, Inc. f/k/a Rocky Mountain Internet, Inc. and Triad Resources, LLC dated July 30, 1999(20)

   10.20 Asset Purchase Agreement by and among RMI.NET, Inc. and ACES Research, Inc. dated July 30, 1999(21)

   10.21 Asset Purchase Agreement by and among RMI.NET, Inc. and Novo Media Group, Inc. dated August 30, 1999(22)

   10.22 Asset Purchase Agreement by and among RMI.NET, Inc. and Wolfe Internet Access, LLC dated August 31, 1999(23)

   10.23 Asset Purchase Agreement by and among RMI.NET, Inc. and Networld.com, Inc. and FutureOne, Inc. dated November 19, 1999 (24)

   10.24 Asset Purchase Agreement by and among RMI.NET, Inc. and Western Regional Networks, Inc. dated November 24, 1999(25)

   10.25 Asset Purchase Agreement by and among RMI.NET, Inc. and AIS Network Corporation dated December 23, 1999(26)

   16.01     Letter re change in certifying accountant(11)

   21.01     Subsidiaries of the Registrant(27)

   23.01     Consent of Ernst & Young LLP ***

   23.02     Consent of Baird, Kurtz & Dobson ***

   23.03     Consent of Christopher J. Melcher, Esq. (included in Exhibit
             5.01)***

   24.01 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures") *

   25.01     Statement of Eligibility of Trustee on Form T-1 ***

   27.01     Financial Data Schedule(27)

   ----------
   *    Filed herewith.
   ** Portions of these documents have been omitted pursuant to a request for confidential treatment.
   ***  To be filed by amendment or by a Current Report on Form 8-K pursuant to
        Item 601(b) of Regulation S-K.
   **** To be filed separately pursuant to Section 305(b)(2) of the Trust
        Indenture Act of 1939.

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

(4) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as previously filed with the Securities and Exchange Commission on September 26, 1997.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.

(6) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix A) on Schedule 14A filed on February 13, 1998.

(7) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix B) on Schedule 14A filed on February 13, 1998.

(8) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix C) on Schedule 14A filed on February 13, 1998.

(9) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 20, 1998.

(10) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.

(11) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 9, 1998.

(12) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.

(13) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 2, 1999.

(15) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(16) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated June 11, 1999.

(17) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 16, 1999.

(18) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 23, 1999.

(19) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 1999.

(20) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 30, 1999.

(21) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 30, 1999.

(22) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 30, 1999.

(23) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 31, 1999.

(24) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 19, 1999.

(25) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 24, 1999.

(26) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 23, 1999.

(27) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, as previously filed with the Securities and Exchange Commission.

(28) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Reg. No. 333-95185) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(29) Incorporated by reference to the Registrant's 2000 Definitive Proxy Statement on Schedule 14A filed on May 1, 2000.

(30) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated March 17, 2000.

ITEM 17.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 24, 2000.

                                  RMI.NET, INC.
                                  a Delaware corporation



                                  By: /s/ Douglas H. Hanson
                                      ---------------------
                                  Name:  Douglas H. Hanson
                                  Title: Chief Executive Officer, President, and
                                         Chairman of the Board of Directors
                                         (Principal Executive Officer)


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of RMI.NET, Inc. hereby severally constitute Douglas H. Hanson, Christopher J. Melcher, and Michael D. Dingman, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable RMI.NET, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:

NAME                                     TITLE                                         DATE
----                                     -----                                         ----
 /s/ Douglas H. Hanson                   Chief Executive Officer, President,           July 24, 2000
---------------------------              and Chairman of the Board of
     Douglas H. Hanson                   Directors (Principal Executive
                                         Officer)



/s/ Michael D. Dingman, Jr.              Treasurer (Principal Financial                July 24, 2000
---------------------------              Officer and Principal Accounting
  Michael D. Dingman, Jr.                Officer)


       /s/ D.D. Hock                     Director                                      July 24, 2000
---------------------------
         D.D. Hock

  /s/ Robert W. Grabowski                Director                                      July 24, 2000
---------------------------
    Robert W. Grabowski


  /s/ Lewis H. Silverberg                Director                                      July 24, 2000
---------------------------
    Lewis H. Silverberg


   /s/ Michael T. Victor                 Director                                      July 24, 2000
---------------------------
     Michael T. Victor

                               INDEX TO EXHIBITS*

  EXHIBIT
   NUMBER                        DESCRIPTION
  -------                        -----------
   1.01      Form of Underwriting Agreement(1)

   4.21      Form of Indenture(1)

   4.22      Certificate of Designation of Preferred Stock(1)

   4.23      Form of Warrant Agreement(1)

   5.01 Opinion and Consent of Christopher J. Melcher, Esq., as to legality of securities being registered(1)

   23.01     Consent of Ernst & Young LLP(1)

   23.02     Consent of Baird, Kurtz & Dobson(1)

   23.03     Consent of Christopher J. Melcher, Esq. (included in Exhibit
             5.01)(1)

   24.01     Power of Attorney (included in Part II of this Registration
             Statement under the caption "Signatures") (1)

   25.01     Statement of Eligibility of Trustee on Form T-1(2)

----------

* Excludes exhibits incorporated by reference. For a list of exhibits incorporated by reference, refer to "Item 16. Exhibits" above.
(1)  To be filed by amendment or by a Current Report on Form 8-K pursuant to
     Item 601(b) of Regulation S-K.
(2) To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.